EXHIBIT 6
AGREED FORM
August 2005
XSTRATA CAPITAL CORPORATION A.V.V.
XSTRATA PLC
6287042 CANADA LIMITED

SUBSCRIPTION AGREEMENT
US$375,000,000 4.00 per cent. Guaranteed
Convertible Debenture due 2017

AGREED FORM
THIS AGREEMENT is made on 15th August 2005
Between:
(1)	XSTRATA CAPITAL CORPORATION A.V.V., a company incorporated with limited liability in Aruba under registered number 13174.0 (the Issuer);

(2)	XSTRATA PLC, a company incorporated with limited liability in England and Wales under registered number 4345939 (the Guarantor); and

(3)	6287042 CANADA LIMITED, a corporation incorporated under the laws of Canada (the Purchaser).
Whereas:
(A) The Issuer proposes to issue a 4.00 per cent. guaranteed convertible debenture due 2017 in the aggregate paid-up amount of US$375,000,000 (the Debenture). The Debenture will be issued in registered form only without coupons and will be represented upon issue by a single definitive registered debenture (the Definitive Debenture) in a form described in Recital (C). The Debenture will be offered without being registered under the Securities Act in reliance on Regulation S. The Debenture has not been and will not be qualified for sale under the securities laws of any province or territory of Canada. The Debenture is not being offered and may not be offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada except pursuant to applicable exemptions.
(B) The Debenture will carry the right to convert into fully-paid 4.00 per cent. exchangeable redeemable preference shares in the Issuer (the Preference Shares), which will be exchanged immediately upon issuance for fully-paid ordinary shares currently of US$0.50 each in the capital of the Guarantor (the Ordinary Shares). Payments and other obligations of the Issuer under the Debenture will be guaranteed pursuant to a guarantee in the same form mutatis mutandis as the guarantee contained in a Trust Deed made between the Issuer (1) the Guarantor (2) and Law Debenture Trustees Limited (3) dated 15 August 2003 in connection with the Existing Convertibles expected to be dated the Closing Date (the Guarantee). The Guarantor will procure the fulfilment of the conversion rights and the share exchange rights pursuant to a deed poll in the same form mutatis mutandis as the Deed Poll executed by the Guarantor dated 15 August 2003 in connection with the Existing Convertibles expected to be dated the Closing Date (the Deed Poll).
(C) Payments in respect of the Preference Shares will also be guaranteed pursuant to the Deed Poll by the Guarantor. The terms and conditions of the Preference Shares will be contained in the articles of association of the Issuer and the resolution of the managing director of the Issuer expected to be passed on or before the Closing Date and expected to be adopted by the shareholders of the Issuer on or before the Closing Date (together, the Articles of the Issuer). The form and terms and conditions of the Debenture (the Terms and Conditions) will be set out in full in the Definitive Debenture and will reflect the principal terms contained in the term sheet set out in Schedule C to the Share Purchase Agreement and, subject thereto, and mutatis mutandis contain the Terms and Conditions and other provisions applicable to the Existing Convertibles.
(D) The Purchaser has agreed to subscribe for the Debenture upon the terms, and subject to the conditions, contained in this Agreement.
Now it is hereby agreed as follows:
1. Definitions and interpretation
1.1 Each word and expression used in this Agreement (including in the Recitals and Schedules to it), except insofar as the context requires otherwise or unless defined elsewhere in this Agreement, has the meaning given to it in Schedule 1.
1.2 This Agreement (and the Recitals and Schedules to it) is to be construed and interpreted in accordance with Schedule 1.
2. Issue and subscription
2.1 On the terms and subject to the conditions of this Agreement, the Issuer agrees to issue the Debenture to the Purchaser and the Purchaser agrees to subscribe and pay for the aggregate principal amount of the Debenture on, in each case, the Closing Date at the Issue Price.
2.2 The Guarantor, pursuant to the terms of the Guarantee, agrees to guarantee all payments in respect of the Debenture and, pursuant to the terms of the Deed Poll, to procure the fulfilment of the conversion rights and share exchange rights in respect of the Debenture and the Preference Shares, subject to, and in accordance with, the Articles of the Issuer, and to guarantee all payments in respect of the Preference Shares.
3. Listing and resale restrictions
3.1 The Debenture will, upon issue, not be listed or quoted on any stock exchange or competent listing authority but, if requested by the Purchaser, the Issuer and the Guarantor agree to use all reasonable endeavours to obtain a listing of, or quotation for, the Debenture (or bonds or debentures identical to the Debenture in all material respects issued in substitution for the Debenture) as soon as reasonably practicable following 14 August 2006 on such stock exchange or competent listing authority in Europe as is commonly used for the quotation or listing of equity-linked debt securities as they may determine. Each party hereto shall be responsible for its own costs in relation to any such listing or quotation.
3.2 The Debenture will be subject to certain resale restrictions under applicable securities laws. Neither the Issuer nor the Guarantor is currently or has any intention to become a “reporting issuer” (as that term is defined under Canadian provincial and territorial securities laws) and no provision of this Agreement shall be interpreted to require the Issuer or the Guarantor to become a “reporting issuer”.

4. Closing
4.1 On the Closing Date, and upon the outstanding amounts owed by Alberta Acquisitionco to the Purchaser pursuant to Note B becoming due and repayable in accordance with the terms relating thereto, the Issuer shall issue the Debenture to the Purchaser and, in consideration thereof, the Purchaser shall acknowledge and confirm that the obligations of Alberta Acquisitionco to pay any and all amounts of principal pursuant to Note B shall be fully and effectively discharged.
4.2 Upon issuance of the Debenture, the Issuer shall procure:
(a)	the entry into the register of holders of the Debenture of the name of the Purchaser; and

(b)	that, within 5 Business Days of the Closing Date, the Definitive Debenture is delivered to the Purchaser, or to its order, provided that the Purchaser may direct, prior to the Closing Date, that the Debenture be issued in the name of a direct or indirect wholly-owned subsidiary of Brascan Corporation.
4.3 Each of the parties agrees that the subscription price for the Debenture (being US$375,000,000) shall be satisfied by the full and effective discharge of the obligations of Alberta Acquisitionco to pay any and all amounts of principal pursuant to Note B.
5. Representations and warranties
Each of the representations, warranties and agreements in this Clause 5 is made on the date of this Agreement. The Issuer (in relation to itself, the Debenture and the Preference Shares) and the Guarantor jointly and severally represent and warrant to, and agree with, the Purchaser that:
5.1 as at the date of this Agreement:
(a)	the Issuer is duly incorporated and validly existing under the laws of Aruba and the Guarantor is duly incorporated as a public limited company and validly existing under the laws of England;

(b)	this Agreement has been duly authorised, executed and delivered by each of the Issuer and the Guarantor and constitutes valid and legally binding obligations of each of the Issuer and the Guarantor, enforceable against the Issuer and the Guarantor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)	the Guarantee and the Deed Poll will have each been duly authorised by the Guarantor and, when executed and delivered on the Closing Date, will constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor by the Purchaser in accordance with their terms, except that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;
(d)	the issue of the Debenture and the Preference Shares will have been duly authorised by the Issuer and, when duly executed, issued and delivered will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer by the Purchaser in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)	no action, consent, approval, authorisation, filing or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any material consent or licence or the making of any filing or registration) by or on behalf of the Issuer and/or the Guarantor in the United Kingdom, Aruba, Canada or Switzerland for the amendment of the Articles of the Issuer required for the transactions envisaged by this Agreement, the issue of the Debenture, the issue of the Preference Shares upon conversion of the Debenture, the issue of the Ordinary Shares in exchange for the Preference Shares upon conversion of the Debenture, except for (i) those which have been, or will prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect; and (ii) the filing of notices of private placement and the payment of the filing fees therefor, which filings will be made and fees paid on a timely basis, and (iii) the application to the United Kingdom Financial Services Authority to list the Ordinary Shares acquired in exchange for the Preference Shares, which the Guarantor covenants to make before the issuance of such Ordinary Shares;

(f)	the amendment of the Articles of the Issuer, the execution and delivery of this Agreement, the Guarantee and the Deed Poll, the issue of the Debenture, the issue of the Preference Shares upon conversion of the Debenture, the issue of the Ordinary Shares in exchange for the Preference Shares upon conversion of the Debenture, the carrying out of the other transactions contemplated by this Agreement, the Guarantee and the Deed Poll and compliance with their terms and those of the Debentures do not, and will not materially conflict with, or result in a material breach of, any of the terms or provisions of, or constitute a material default under, the documents constituting the Issuer or the Guarantor;

(g)	the Guarantor has (and will until full conversion of the Debenture maintain) available for issue and authority to allot, free from pre-emption rights, sufficient authorised but unissued Ordinary Shares to enable the conversion rights and all other rights of subscription for, and exchange of Preference Shares issued upon conversion of the Debenture into, Ordinary Shares to be satisfied in full at the initial Exchange Price (as defined in the Terms and Conditions);

(h)	any Ordinary Shares allotted and issued in exchange for the Preference Shares upon conversion of the Debenture will rank pari passu in all respects with the Ordinary Shares in issue on the Conversion Date (as defined in the Terms and Conditions); and

(i)	the Ordinary Shares to be issued in exchange for the Preference Shares upon conversion of the Debenture will be freely tradable, fully-paid, will not be subject to calls for further funds and will be free from all liens, charges, encumbrances and other third party right.
5.2 as at the Closing Date the representations, warranties and agreements set out in Clause 5.1 shall be true, accurate, complete and effective by reference to all relevant circumstances then subsisting.
6. Conditions
6.1 The obligations of the Purchaser under this Agreement to subscribe and procure payment for the Debenture is conditional upon:
(a)	the Issuer having produced to the Purchaser an opinion from Promes Van Doorne, Aruba in relation to the Issuer and its obligations under this Agreement and the documents and transactions envisaged by it;

(b)	the Issuer having performed all of its obligations under this Agreement to be performed on or before the Closing Date;

(c)	there having been no breach by the Issuer or the Guarantor of Clause 5; and

(d)	the execution and delivery on or before the Closing Date by the Guarantor of:
(i)	the Guarantee validly executed; and

(ii)	the Deed Poll validly executed.
6.2 If any of the conditions in Clause 6.1 is not satisfied on or prior to the Closing Date, the Purchaser, shall thereupon (and without prejudice to any accrued right which it may have for any antecedent breach by the Issuer or the Guarantor under this Agreement) be entitled (but not bound) to terminate this Agreement whereupon, with the exception of any accrued rights under Clause 9, all of the obligations of each of the parties under it shall immediately cease to have any effect.
7. Purchaser’s representations and warranties
7.1 Each of the representations, warranties and agreements in this Clause 7 is made on the date of this Agreement. The Purchaser represents and warrants to, and agrees with, the Issuer and the Guarantor that:
(a)	it is a corporation duly incorporated validly existing under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder;

(b)	the transaction contemplated by this Agreement has been duly authorised, and this Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Issuer and/or the Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; and

(c)	that the Purchaser (i) is resident in Ontario, (ii) is basing its investment decision solely on the Share Purchase Agreement and publicly available information and not on any other information concerning the Issuer or the Guarantor, (iii) has reviewed and acknowledged the terms described in clause 6 – “Listing and resale restrictions”, (iv) is entitled to purchase the Debenture without the benefit of a prospectus qualified under Ontario securities legislation because it meets one or more of the criteria for an “accredited investor” under Ontario Securities Commission Rule 45 501 (“Rule 45-501”), and (v) is purchasing the Debenture as principal for its own account.
8. Warranties and agreements to continue
The agreements, undertakings, representations, warranties and other statements of the Issuer and the Guarantor as set forth in this Agreement or made by or on behalf of the Issuer and/or the Guarantor pursuant to this Agreement shall remain in full force and effect regardless of any investigation (or any statement as to the results of such investigation) made by or on behalf of the Purchaser and shall survive delivery of, and payment for, the Debenture and/or the termination or cancellation of this Agreement; and, in particular and for greater certainty, the provisions of Clause 5.1 which are of a continuing nature or effect shall continue to apply and be of effect.
9. Termination
Without prejudice to any other rights of the parties under any other document or arrangement including, without limitation, the Share Purchase Agreement, if the Debenture shall not have been issued on or by 15 September 2005, this Agreement (and the Recitals and Schedules to it) shall in its entirety and without further formality be automatically terminated, and the rights and obligations of the parties thereunder shall be without further force and effect.
10. Notices
10.1 Save as otherwise provided in this Agreement, any notice, demand or other communication to be served under this Agreement shall be in writing and shall be served upon any party hereto only by posting by first class post (if to an address in the same country) or air mail (if to an address in a different country) or delivering the same to its address given or referred to in this Clause 10 or sending the same by facsimile transmission to the number given or referred to in this Clause 10 for the addressee or at such other address or number as it may from time to time notify in writing in accordance with this Clause 10 to the other parties hereto.

10.2 A notice or demand served by first class post shall be deemed duly served on an addressee in the same country forty-eight hours (disregarding days which are not Business Days) after posting, a notice or demand served by air mail shall be deemed duly served on an addressee in a different country on receipt and a notice or demand delivered personally or sent by facsimile transmission shall be deemed duly served at the time of delivery or transmission (save that if the delivery or transmission occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day the notice or demand shall be deemed duly served at 8.30 a.m. on the next Business Day following delivery or transmission) and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was left at or delivered to the correct address of the party to be served as provided in this Agreement or in the case of properly stamped or franked first class post or air mail, addressed to the address of the party to be served given in this Clause 10 and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in this Clause 10 and an electronic acknowledgement was received.
All notices, demands or other communications given under this Agreement, shall be given to the following addresses and numbers:

If to the Issuer to:	Xstrata Capital Corporation A.V.V.
L.G. Smith Blvd. 62
Oranjestad
Aruba

	Fax Number:	00297 583 6454
	For the attention of:	IMC International Management & Trust Company N.V.

with a copy to the Guarantor

If to the Guarantor to:	Xstrata plc
Bahnhofstrasse 2, P.O. Box 102
CH – 6301 Zug
Switzerland

	Fax Number:	(41) 41 726 7188
	For the attention of:	Benny Levene

If to the Purchaser:	6287042 Canada Limited
Suite 300, BCE Place
P.O. Box 762
181 Bay Street
Toronto, ON M5J 2T3 Canada

	Fax Number:	416 363 2856
	For the attention of:	President
11. General
11.1 Time shall be of the essence of this Agreement.

11.2 A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
12. Counterparts
This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.
13. Governing law and jurisdiction
13.1 This Agreement shall be governed by, and construed in accordance with, English law.
13.2 All the parties agree that the courts of England are to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation, or performance of, or of legal relationships established by this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English courts.
13.3 Each of the parties with an address outside England shall at all times maintain an agent for service of process and any other documents and proceedings in both England or any other proceedings in connection with this Agreement. Such agent shall be, in the case of the Issuer, Xstrata (Services) U.K. Limited at its registered office for the time being in England, whose address is Fourth Floor, Panton House, 25/27 Haymarket, London SW1Y 4EN and, in the case of the Purchaser, Eversheds whose address is Senator House, 85 Queen Victoria Street, London EC4V 4JL and any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant party if delivered to such agent at its address for the time being. Such parties irrevocably undertake not to revoke the authority of the above agents. If, for any reason, any such agent shall cease to act as agent as aforesaid of the Issuer or the Purchaser, as the case may be, the Issuer or the Purchaser, as the case may be, shall forthwith appoint a replacement agent in England.
In witness whereof this Agreement has been duly executed under hand by the Issuer, the Guarantor and the Purchaser on the day and year first above written.

SCHEDULE 1
DEFINITIONS AND INTERPRETATION
1. In this Agreement, the following expressions shall have the meanings set out below:
Alberta Acquisitionco means 1184760 Alberta Ltd., a company incorporated with limited liability in Alberta, Canada and an indirect wholly-owned subsidiary of the Guarantor;
Articles of the Issuer has the meaning ascribed to it in Recital (C);
Business Day means a day (excluding Saturdays and Sundays) on which banks are generally open for normal banking business in both the City of London and the City of Toronto;
Closing Date means 15 September 2005 or such earlier date as the parties may agree;
Common Shares has the meaning ascribed to it in the Share Purchase Agreement;
Debenture has the meaning ascribed to it in Recital (A);
Deed Poll has the meaning ascribed to it in Recital (B);
Definitive Debenture has the meaning ascribed to it in Recital (A);
Existing Convertibles means the 3.95 per cent. Guaranteed Convertible Bonds 2010 of the Issuer;
Guarantee has the meaning ascribed to it in Recital (B);
Issue Price means 100 per cent. of the principal amount of the Debenture;
Note B has the meaning ascribed to it in the Share Purchase Agreement;
Ordinary Shares has the meaning ascribed to it in Recital (B);
Preference Shares has the meaning ascribed to it in Recital (B);
Regulation S means Regulation S under the Securities Act;
Securities Act means the United States Securities Act of 1933, as amended;
Share Purchase Agreement means the share purchase agreement of even date herewith between, among others, the Purchaser, Alberta Acquisitionco, and the Guarantor; and
Terms and Conditions has the meaning ascribed to it in Recital (C).

2. References in this Agreement to any Recital, Clause or Schedule are to recitals of, clauses of, and schedules to, this Agreement (except where the context otherwise requires).
3. Headings in this Agreement shall not affect its interpretation.
4. In this Agreement, words incorporating the singular only shall include the plural and vice versa and references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships (including limited partnerships and wherever any such associations or partnerships are formed or organised).
5. References to any statute, regulation or part thereof in this Agreement shall be construed as references thereto as amended or re-enacted (whether before or after the date of this Agreement) or as the application thereof is modified by other provisions prior to the date hereof or subsequently (provided that no modification subsequent to the date of this Agreement shall increase or extend the liability of any party to this Agreement under this Agreement), shall be construed as including references to any provision of which they are re-enactments (whether with or without modification) and shall be construed as including references to any order, instrument, regulation or other subordinate legislation made pursuant thereto.
6. References in this Agreement to times and dates are to London times and dates (except where the context otherwise requires).

XSTRATA CAPITAL CORPORATION A.V.V.
By:
XSTRATA PLC
By:
6287042 CANADA LIMITED
By: